Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated June 6, 2018, with respect to the voting common stock, par value $0.001 per share, of Guaranty Bancorp, a Delaware corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 6, 2018

CASTLE CREEK CAPITAL PARTNERS IV, LP By Castle Creek Capital IV LLC, its general partner

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

CASTLE CREEK CAPITAL IV LLC

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

SIGNATURE PAGE TO JOINT FILING AGREEMENT (GUARANTY BANCORP)